                                                     PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-1307


PROSPECTUS SUPPLEMENT
(To Prospectus dated April 3, 1996)

                               3,000,000 Shares

                             [LOGO OF MATTEL, INC.]

                                 COMMON STOCK

                                ---------------

  This Prospectus Supplement and the accompanying Prospectus relate to 3,000,000 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of Mattel, Inc. ("Mattel" or the "Company"), offered hereby (the "Offering") by the Company and sold by the Underwriters named below. See "The Underwriters." The Company intends to use the net proceeds of the Offering for general corporate purposes. See "Use of Proceeds." The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "MAT." On March 20, 1997, the last reported sale price of the Common Stock on the NYSE was $24.50 per share.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON  THE ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS SUPPLEMENT,
     ANY SUPPLEMENT HERETO  OR THE PROSPECTUS. ANY  REPRESENTATION TO THE
      CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

  The Shares will be purchased from the Company by Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation (the "Underwriters") at a price of $23.765 per share, resulting in $71,295,000 aggregate net proceeds (before expenses) to the Company. The Company will pay certain expenses of the Offering estimated at $500,000.

  The Shares may be offered by the Underwriters from time to time in one or more transactions (which may involve block transactions) on the NYSE or on other national securities exchanges on which the Common Stock is traded, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated, subject to prior sale, when, as and if delivered to and accepted by the Underwriters. See "The Underwriters."

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "The Underwriters."

  In addition to this Prospectus Supplement, the Company has filed with the Securities and Exchange Commission (the "Commission") a Prospectus Supplement dated April 11, 1996 (the "Debt Prospectus Supplement"), which also relates to the Prospectus included herein and which provides for the offer from time to time of up to $350,000,000 aggregate principal amount of the Company's Series B Medium Term Notes Due More Than Nine Months From Date of Issuance (the "Medium Term Notes"). This Prospectus Supplement, the Debt Prospectus Supplement and the Prospectus all form a part of a Registration Statement on Form S-3 of the Company (the "Registration Statement"), which pertains to the issuance of up to $350,000,000 in aggregate amount of various types of the Company's securities, including the Shares offered hereby and the Medium Term Notes offered by the Debt Prospectus Supplement. Notwithstanding the fact that the Debt Prospectus Supplement covers up to $350,000,000 in principal amount of Medium Term Notes, the aggregate maximum offering price of all securities that the Company will issue under the Registration Statement (including the Shares and the Medium Term Notes) will not exceed $350,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies or, if debt securities are issued with original issue discount, such greater amount as shall result in proceeds of $350,000,000 to the Company).

                                ---------------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Latham & Watkins, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about March 25, 1997 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                ---------------

MORGAN STANLEY & CO.                                 CREDIT SUISSE FIRST BOSTON
Incorporated

March 21, 1997

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Price Range of Common Stock and Dividends.................................. S-3
Description of Common Stock................................................ S-4
The Underwriters........................................................... S-5
Forward-Looking Statements................................................. S-6

                                  PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Description of Capital Stock...............................................  12
Plan of Distribution.......................................................  18
Legal Matters..............................................................  19
Experts....................................................................  19

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "THE UNDERWRITERS."

                  PRICE RANGE OF COMMON STOCK AND DIVIDENDS*

  The Company's Common Stock is listed and traded on the NYSE and the PSE under the symbol "MAT." The following table sets forth, for the periods indicated, the high and low sale prices of the Common Stock on the NYSE as reported on the Dow Jones News Service.

     PERIOD                                                         HIGH   LOW
     ------                                                        ------ ------
     FISCAL 1995:
       Quarter Ended March 31, 1995............................... $19.80 $15.76
       Quarter Ended June 30, 1995................................  22.20  18.20
       Quarter Ended September 30, 1995...........................  24.50  20.30
       Quarter Ended December 31, 1995............................  24.90  21.20
     FISCAL 1996:
       Quarter Ended March 31, 1996............................... $28.30 $23.90
       Quarter Ended June 30, 1996................................  28.88  24.38
       Quarter Ended September 30, 1996...........................  29.13  22.13
       Quarter Ended December 31, 1996............................  31.50  24.63
     FISCAL 1997:
       Quarter Ended March 31, 1997 (through March 20, 1997)...... $29.50 $23.38

  For a recent closing sale price of the Common Stock, see the cover page of this Prospectus Supplement. Prospective purchasers of the Shares are urged to obtain current quotations for the market price of the Common Stock.

  The Company paid dividends on its Common Stock of $0.038 per share in January 1995, $0.048 per share in April, July and October 1995 and January 1996, and $0.060 per share in April, July and October 1996. The payment of dividends on the Common Stock is at the discretion of the Company's Board of Directors and is subject to customary limitations under applicable law and any limitations imposed by the terms of any shares of Mattel preferred stock that may be outstanding from time to time.
--------
* Per share data have been adjusted to reflect stock splits distributed to stockholders in March 1996 and January 1995 and 1994.

                          DESCRIPTION OF COMMON STOCK

  As of the date of this Prospectus Supplement, the Company's authorized capital stock consists of 600,000,000 shares of Common Stock, $1.00 par value per share, 3,000,000 shares of preferred stock, $1.00 par value per share, and 20,000,000 shares of preference stock, $0.01 par value per share. The Company does not presently have outstanding, and the Company's Restated Certificate of Incorporation does not authorize, any other classes of capital stock.

  Holders of shares of Common Stock have no preemptive, redemption or conversion rights. The holders of Common Stock are entitled to receive dividends when and as declared by the Mattel Board of Directors out of funds legally available therefor, subject to any preferences or rights of any outstanding shares of preferred stock or preference stock. Upon liquidation, dissolution or winding up of Mattel, the holders of Common Stock may share ratably in the net assets of Mattel and liquidating distributions to holders of preferred stock or preference stock, if any. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by such holder and may cumulate its votes in the election of directors. Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths, as adjusted) of a share of Mattel Series E Junior Participating Preference Stock under certain circumstances. See "Description of Capital Stock--Description of Preference Share Purchase Rights."

  As of March 14, 1997, there were 271,247,348 shares of Common Stock issued. In addition, upon the consummation of the Company's acquisition of Tyco Toys, Inc. ("Tyco") pursuant to the Agreement and Plan of Merger, dated as of November 17, 1996, as amended as of November 22, 1996, among the Company, Truck Acquisition Corp. and Tyco (the "Tyco Acquisition Agreement"), the Company will issue, in exchange for Tyco common stock, up to approximately
19.2 million shares of Mattel Common Stock. The issued and outstanding shares of Mattel Common Stock are and, when issued and paid for in the manner described herein, the Shares will be, duly authorized, validly issued, fully paid and nonassessable.

  The registrar and transfer agent for the Common Stock is The First National Bank of Boston.

  As of the date of this Prospectus Supplement, no shares of Mattel preferred stock or preference stock are outstanding. However, upon the consummation of the Company's acquisition of Tyco pursuant to the Tyco Acquisition Agreement, the Company will issue, in exchange for outstanding shares of Tyco preferred stock, up to 53,631 shares of Mattel Series B Preferred Stock and up to 772,800 shares of Mattel Series C Mandatorily Convertible Redeemable Preferred Stock. The terms of such shares of Mattel preferred stock are incorporated herein by reference to the Company's Current Report on Form 8-K filed with the Commission on March 19, 1997.

  The foregoing description of certain matters pertaining to the Company's capital stock supplements the information set forth under "Description of Capital Stock" in the Prospectus included herein and supersedes any contrary information set forth thereunder.

                               THE UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement (the "Underwriting Agreement"), Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation (the "Underwriters") have agreed to purchase 1,500,000 Shares each, or an aggregate of 3,000,000 Shares, and the Company has agreed to sell such Shares to the Underwriters.

  The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Shares is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Shares if any are taken.

  It is expected that all or a substantial portion of the Shares may be sold by the Underwriters to purchasers in one or more transactions (which may involve block transactions) on the NYSE or on other national securities exchanges on which the Common Stock is traded or otherwise. The distribution of the Shares may also be effected from time to time in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of the NYSE or such other exchanges, in the over-the-counter market, in negotiated transactions through options on the Shares (whether such options are listed on an options exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. The Underwriters may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters and/or the purchasers of such Shares for whom they may act as agents or to whom they may sell as principal.

  Pursuant to the Underwriting Agreement, the Underwriters have advised the Company that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after the date of this Prospectus Supplement as in the Underwriters' judgment is advisable. The Underwriters have further advised the Company that the Shares are to be offered to the public initially at a price of $24.25 per share (the "Public Offering Price") and to certain dealers at a price that represents a concession not in excess of $0.243 per share under the Public Offering Price.

  In connection with the sale of the Shares, the Underwriters will receive compensation in the form of commissions or discounts and may receive compensation from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The Underwriters and dealers that participate in the distribution of the Shares may be deemed to be underwriters, and any discounts received by them from the Company and any compensation received by them on resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

  In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  Pursuant to the Underwriting Agreement, the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 30 days after the date of this Prospectus Supplement, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to issue or sell any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except that the foregoing does not apply to
(A) the Shares to be sold in the Offering, (B) the issuance by the Company of shares of Common Stock upon the exercise of options, warrants or other rights to acquire Common Stock outstanding as of the date of this Prospectus Supplement and which are disclosed herein or incorporated by reference herein, or (C) the issuance of Common Stock and other securities convertible into Common Stock in connection with the Company's acquisition of Tyco Toys, Inc.

  Each of the Underwriters has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom, by means of any document, any Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Public Offering of Securities Regulation 1995); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue and pass on to any person in the United Kingdom, any document received by it in connection with the issue of the Shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1996 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

  Except with respect to the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the Shares in any country or jurisdiction where action for that purpose is required. Accordingly, the Shares may not be offered, sold or delivered, directly or indirectly, and neither this document nor any offering circular, prospectus, form of application, advertisement or other offering material may be distributed or published in any other such country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

  Purchasers of the Shares offered hereby may be required to pay stamp and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Underwriters engage in transactions with and perform services for the Company in the ordinary course of business.

                          FORWARD-LOOKING STATEMENTS

  Certain information incorporated by reference into this Prospectus Supplement and the accompanying Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "intends" or other similar terminology. Such forward-looking statements, which relate to, among other things, the financial condition, results of operations and business of the Company, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include, without limitation, the Company's dependence on the timely development and introduction of new products and customer acceptance of such products; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and filings with the Commission. Additional information on the risks and uncertainties that could affect the Company's financial condition, results of operations and business is included in the documents incorporated by reference herein.

                            [LOGO OF MATTEL, INC.]

                                 COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                              WARRANTS OR RIGHTS
                              UNITS OF SECURITIES

                               ---------------

  The Company may offer from time to time under this Prospectus in one or more series (i) shares of its common stock, $1.00 par value per share ("Common Stock"), (ii) shares of its preferred stock, $1.00 par value per share ("Preferred Stock"), which may be convertible into shares of Common Stock,
(iii) debt securities of the Company ("Debt Securities"), which may be convertible into shares of Common Stock and/or Preferred Stock, (iv) warrants or rights ("Warrants") to acquire Common Stock, Preferred Stock and/or Debt Securities, and (v) units ("Units") consisting of two or more of the foregoing securities, with an aggregate initial public offering price of up to $350,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. The Common Stock, Preferred Stock, Debt Securities, Warrants and Units (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of each offering hereunder and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and the offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for conversion or exchange into shares of Common Stock, and the offering price; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, priority, currency, denominations, maturity (which may be fixed or extendible), any security, any premium or discount, interest rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange into Preferred Stock or Common Stock, form (which may be bearer or registered, certificated or global), covenants and the offering price; (iv) in the case of Warrants, the number and terms thereof, the designation of the number and type of securities issuable upon their exercise, the exercise price, the duration and detachability thereof, and the offering price; and (v) in the case of Units, a description of the securities comprising such Units and the offering price thereof.

  The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to the Securities covered thereby, any listing on a securities exchange of the Securities covered thereby, in the case of Debt Securities or Warrants for Debt Securities, any relationships between the Company and the applicable trustee or any other terms, as applicable.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY   OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

  The Securities may be offered directly by the Company or to or through agents, underwriters or dealers designated from time to time by the Company, as set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                               ---------------

April 3, 1996

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR OF SUCH PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

  Mattel, Inc. ("Mattel" or the "Company") has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus and any Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

  Mattel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Mattel can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and in Chicago at 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Mattel can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California 94104, on which exchanges certain securities of Mattel are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which Mattel has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus: Mattel's Annual Report on Form 10-K for the year ended December 31, 1995, its Notice of Annual Meeting of Stockholders and Proxy Statement, dated March 23, 1996, and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 28, 1996.

  All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any Prospectus Supplement (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement except as so modified or superseded.

  Mattel will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to the attention of the Corporate Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, or by telephone at (310) 252-3616.

  IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

  Mattel is a leading worldwide designer, manufacturer and marketer of toys. The Company's four principal core brands are BARBIE fashion dolls and doll clothing and accessories; FISHER-PRICE toys and juvenile products, including the POWER WHEELS line of battery-powered, ride-on vehicles; the Company's Disney-licensed toys; and die cast HOT WHEELS vehicles and playsets, each of which has broad worldwide appeal. Additional core product lines consist of large dolls, including CABBAGE PATCH KIDS; preschool toys, including SEE 'N SAY talking toys; the UNO and SKIP-BO card games; and the SCRABBLE game, which the Company owns in markets outside of the United States and Canada.

  Mattel management has implemented three complementary business strategies designed to achieve consistent, profitable growth: first, a concentration on leveraging the consumer franchises of Mattel's time-tested core product lines; second, expansion of the Company's international marketing and distribution network; and third, organization of the Company's manufacturing capabilities to maximize overall efficiency and flexibility and minimize risk. Mattel management has also pursued a financial strategy of reducing risk through the implementation of strict financial controls. These include the control of expenses and the aggressive management of working capital, foreign exchange risk and the financial risk associated with new product introductions. In addition, management's objective is to minimize the cost of capital to the Company by blending the sources of funds through the control of long-term leverage, and the maintenance of sufficient operating cash and short-term credit lines to finance the Company's seasonal working capital requirements.

  Mattel was incorporated in California in 1948 and reincorporated in Delaware in 1968. Its executive offices are located at 333 Continental Boulevard, El Segundo, California 90245-5012, telephone(310) 252-2000.

                                USE OF PROCEEDS

  Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, reduction of indebtedness of the Company, financing of capital expenditures, potential acquisitions and the repurchase by the Company of its Common Stock. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

  The following table sets forth the Company's unaudited ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                          FOR THE YEARS ENDED DECEMBER 31,(A)
                                        ---------------------------------------
                                         1995    1994    1993    1992    1991
                                        ------- ------- ------- ------- -------
Ratio of earnings to fixed
 charges(b)(c).........................    7.01    6.88    4.20    4.51    4.00
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(b)(c).......................    6.76    6.43    3.94    4.25    3.71

--------
(a) The consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for 1993, 1992 and 1991 have been restated for the effects of the November 1993 merger of Fisher-Price, Inc. into a wholly-owned subsidiary of the Company, accounted for as a pooling of interests. Fisher-Price, Inc. was excluded from periods prior to July 1, 1991, while its business was operated as a division of The Quaker Oats Company.
(b) The ratio of earnings to fixed charges is computed by dividing income before taxes, extraordinary items, cumulative effect of changes in accounting principles, fixed charges, minority interest and undistributed income of less-than-majority-owned affiliates (as used in this footnote
    (b), "earnings") by fixed charges. Fixed charges are the sum of interest costs (whether expensed or capitalized) and the portion of aggregate rental expense (one-third) which is estimated to represent the interest factor in such rentals. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges plus dividends on the Company's outstanding shares of preferred stock during the indicated period. The Company currently has no outstanding shares of preferred stock.
(c) Until July 1, 1991, the Company was a guarantor of certain foreign bank lines of credit extended to less-than-majority-owned joint ventures. Performance by the Company pursuant to these guarantees was deemed unlikely; thus the associated fixed charges have been excluded from computation of the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends. The portion of fixed charges paid by less-than-majority-owned joint ventures for which the Company was guarantor was approximately $4.5 million in 1991.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities offered hereby are to be issued under an indenture, dated as of February 15, 1996 (the "Indenture"), between Mattel and Chemical Trust Company of California, as Trustee (the "Trustee"), which Indenture may be supplemented from time to time by supplemental indentures. The following summary of certain provisions of the Indenture, a copy of which was filed as an exhibit to the Registration Statement, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

  The Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of Mattel.

  The Debt Securities that may be offered under the Indenture are not limited in amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. The Prospectus Supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the date or dates on which principal on such Debt Securities will be payable; (4) the rate or rates and, if applicable, the method used to determine the rate including any commodity, commodity index, stock exchange index or financial index, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest shall be payable and the record date for the interest payable on any interest payment date; (5) the place or places where principal of, premium, if any, and interest on such Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed;
(7) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof; (8) the denominations of such Debt Securities, if other than denominations of $1,000 and any integral multiple thereof; (9) the portion of principal amount of such Debt Securities that shall be payable upon acceleration, if other than the principal amount thereof; (10) the currency of denomination of such Debt Securities; (11) the designation of the currency or currencies in which payment of principal of and interest on such Debt Securities will be made; (12) if payments of principal of, premium, if any, or interest on the Debt Securities are to be made in currency other than the denominated currency, the manner in which the exchange rate with respect to such payments will be determined; (13) the manner in which the amounts of payment of principal of, premium, if any, or interest on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (14) the subordination provisions, if any, relating to such Debt Securities; (15) any provision for the conversion or exchange of such Debt Securities; (16) if such Debt Securities are to be issued upon the exercise of Warrants, the authentication and delivery provisions relating to such Debt Securities; (17) the provisions, if any, relating to any security provided for such Debt Securities; (18) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities; (19) any addition to or change in the covenants described herein or in the Indenture with respect to such Debt Securities; (20) any other terms of such Debt Securities, which other terms will not be inconsistent with the provisions of the Indenture; and (21) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed. (Indenture (S) 2.2) The Prospectus Supplement will set forth any federal income tax, accounting or special considerations applicable to the Debt Securities.

PAYMENT OF INTEREST AND EXCHANGE

  Each Debt Security will be represented by either a global security (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository (the "Depository") or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security") or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form.

  Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but Mattel may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Certificated Debt Securities will not be exchangeable for Book-Entry Debt Securities, except under the circumstances described below under "Global Debt Securities and Book-Entry System." (Indenture (S)(S) 2.4 and 2.7)

  The transfer of Certificated Debt Securities and the right to the principal of, premium, if any, and interest on such Certificated Debt Securities may be effected only by surrender of the old certificate representing such Certificated Debt Securities and either reissuance by Mattel or the Trustee of the old certificate to the new Holder or the issuance by Mattel or the Trustee of a new certificate to the new Holder.

  Global Debt Securities and Book-Entry System. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

  The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

  Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

  So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

  The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indenture. (Indenture
(S) 2.14.6)

  Payments of principal, premium, if any, and interest on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Debt Security. (Indenture
(S) 2.14.5) None of Mattel, the Trustee or any other agent of Mattel or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Mattel expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depository. Mattel also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by Mattel within 90 days, Mattel will issue Certificated Debt Securities in exchange for such Global Debt Security. In addition, Mattel may at any time and in its sole discretion determine not to have any of the Book-Entry Debt Securities represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for such Global Debt Security or Securities. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

  The foregoing information in this section concerning the Depository and the Depository's Book-Entry System has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

  Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company).

CERTAIN COVENANTS OF MATTEL

  Limitation on Liens. The Company shall not and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Lien (as defined) upon any of the their respective assets, except for: (i) Liens existing on the date of the Indenture or arising under the Indenture; (ii) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien existing on the date of the Indenture; (iii) Liens on Current Assets (as defined) (or on any promissory notes received in satisfaction of any of the accounts receivable of the Company or any of its Subsidiaries) securing Indebtedness (as defined) incurred to finance working capital requirements, provided, however, that the Indebtedness secured by such Lien does not mature later than 36 months from the date incurred; (iv) certain Liens incurred in the ordinary course of business; (v) Liens on property that are in existence at the time the Company or its Subsidiaries acquire such property, provided that such Liens (A) are not incurred in connection with, or in contemplation of, the acquisition of the property acquired and (B) do not extend to or cover any property or assets of the Company or any Subsidiary other than the property so acquired; (vi) purchase money Liens upon or in any real or personal property (including fixtures and other equipment) acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing or refinancing the acquisition or improvement of or construction costs related to such property, provided that no such Lien shall extend to or cover any property other than the property being acquired or improved; (vii) any interest or title of a lessor in the property subject to any Capitalized Lease or Sale/Leaseback Transaction that is permitted under the restrictions described below under "--Limitation on Sale/Leaseback Transactions;" or (viii) other Liens securing Indebtedness in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Indebtedness of the Company and its Subsidiaries secured by Liens permitted under the terms of this subsection (viii) and the aggregate amount of the Sale/Leaseback Transactions which would otherwise be permitted under the restrictions described below in clause (i) under the caption"-- Limitation on Sale/Leaseback Transactions," does not at the time any such Lien is incurred exceed ten percent of the Consolidated Net Tangible Assets (as defined) as shown in the latest audited consolidated balance sheet of the Company and its Subsidiaries.

  Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary, to enter into any Sale/Leaseback Transaction, unless either (i) the Company or such Subsidiary would be entitled, pursuant to subsection (viii) under "--Limitation on Liens," to incur Indebtedness in a principal amount equal to or exceeding the amount of such Sale/Leaseback Transaction, secured by a Lien on the property to be leased; or (ii) the Company or such Subsidiary, within 90 days after the effective date of such transaction, applies or unconditionally agrees to apply to the retirement of Indebtedness an amount equal to the greater of the net proceeds of the Sale/Leaseback Transaction or the fair value, in the opinion of the Board of Directors, of such property at the time of such transaction (in either case adjusted to reflect the remaining term of the lease).

  Merger, Consolidation, or Sale of Assets. The Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another corporation, person or entity unless (i) the Company is the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor assumes all the obligations of the Company under the Debt Securities and the Indenture, and
(iii) immediately after such transaction no Event of Default (as defined) exists.

CERTAIN DEFINITIONS

  Set forth below are certain significant terms which are defined in Section
1.1 of the Indenture:

  "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries on a consolidated basis (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups occurring after January 1, 1988 of capital assets (excluding in any case write-ups in connection with accounting for acquisitions in conformity with generally accepted accounting principles), after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries, (ii) all investments in unconsolidated Subsidiaries of the Company and in persons which are not Subsidiaries of the Company (except, in each case, investments in marketable securities) and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible items, all as set forth on the most recently available consolidated balance sheet of the Company and its Subsidiaries, prepared in conformity with generally accepted accounting principles.

  "Current Assets" means any asset of the Company or any of its Subsidiaries that would be classified as a current asset on an audited consolidated balance sheet of the Company prepared, in accordance with generally accepted accounting principles, on the date any Lien on such asset is incurred.

  "Discount Security" means any Debt Security that provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

  "Indebtedness" means, with respect to any person, and without duplication:

    (1) any liability of such person (A) for borrowed money, or (B) for any letter of credit for the account of such person supporting obligations of such person or other persons, or (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (D) for the payment of money relating to a Capitalized Lease;

    (2) any liability of others described in the preceding clause (1) that the person has guaranteed or that is otherwise its legal liability; and

    (3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and
  (2) above.

  "Lien" means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

  "Sale/Leaseback Transaction" means any arrangement with any person (other than the Company or any of its Subsidiaries) providing for the leasing by the Company or any of its Subsidiaries of any property which has been or is to be sold or transferred by the Company or such Subsidiary to such person or to any person (other than the Company or any of its Subsidiaries) to which funds have been or are to be advanced by such person on the security of the leased property.

  "Subsidiary" of any specified person means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such person directly or indirectly, at the date of determination thereof has at least majority ownership interest.

EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of Mattel in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) unless the terms of such series otherwise provide, an event of default under any Indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary, whether such Indebtedness now exists or shall hereafter be created, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $25 million or more at any one time outstanding; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series that is described in the Prospectus Supplement accompanying this Prospectus. No Event of Default with respect to a particular series of Debt Securities (except as to the certain events in bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture (S) 6.1) The occurrence of an Event of Default would constitute an event of default under certain of Mattel's existing bank lines. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture would constitute an event of default under certain other indebtedness of Mattel.

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to Mattel (and to the Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, subject to the Company having paid or deposited with the Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture (S) 6.2) For information as to waiver of defaults see the discussion set forth below under "--Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture (S) 7.1
(e)) Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture (S) 6.12)

  No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture (S) 6.7) Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment.(Indenture (S) 6.8)

  The Indenture requires Mattel, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture (S) 4.3) The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of Debt Securities.(Indenture (S) 7.5)

MODIFICATION AND WAIVER

  Modifications to, and amendments of, the Indenture may be made by Mattel and the Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose holders must consent to an amendment or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal or premium, if any, or change the fixed maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) waive a default in the payment of the principal of, premium, if any, or interest on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (e) make the Debt Security payable in currency other than that stated in the Debt Security; (f) make any change to certain provisions of the Indenture relating to, among other things, the right of holders of Debt Securities to receive payment of the principal, premium, if any, and interest on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (g) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Securities. (Indenture (S) 9.3)

  The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Mattel with provisions of the Indenture other than certain specified provisions. (Indenture (S) 9.2) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indenture (S) 6.13)

DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  Defeasance and Discharge. The Indenture provides that Mattel may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, (a) Mattel has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) such discharge will not be applicable to any Debt Securities of such series then listed on the New York Stock Exchange or any other securities exchange if such discharge would cause said Debt Securities to be de-listed as a result thereof. (Indenture (S) 8.3)

  Defeasance of Certain Covenants. The Indenture provides that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) Mattel may omit to comply with the restrictive covenants contained in Sections 4.2 (except as to corporate existence), 4.3 through 4.8 and Section 5.1 of the Indenture, including the restrictive covenants described above under the caption "Certain Covenants of Mattel"; and (ii) cross accelerations constituting Events of Default under
Section 6.1(e) shall be inapplicable to such series. The conditions include: the deposit with the Trustee of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture (S) 8.4)

  Defeasance and Events of Default. In the event Mattel exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, Mattel shall remain liable for such payments.

CONVERSION INTO CAPITAL STOCK OF THE COMPANY

  If and to the extent set forth in the Indenture and described in the applicable Prospectus Supplement, any portion of the principal amount of any Debt Securities of any series that is $1,000 or an integral multiple thereof may be converted into shares of Common Stock and/or Preferred Stock of the Company at any time prior to redemption (if applicable) or maturity, following the date set forth in the applicable Prospectus Supplement. The specific class of capital stock of the Company into which Debt Securities are convertible and the other terms pertaining to such conversion right will be set forth in the applicable Prospectus Supplement.

CONCERNING THE TRUSTEE

  Mattel maintains banking relationships in the ordinary course of business with one or more affiliates of the Trustee. The trustee also serves as trustee under the Company's indenture dated as of August 1, 1994.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements with respect to the Company's capital stock are subject to the detailed provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, as amended (the "By-laws"), and the Rights Agreement (as defined below). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation, the By-laws and the Rights Agreement, which are incorporated by reference as exhibits to the Registration Statement.

GENERAL

  Mattel's authorized capital stock as of the date of this Prospectus consists of 300,000,000 shares of Common Stock, $1.00 par value per share, 3,000,000 shares of Preferred Stock, $1.00 par value per share, and 20,000,000 shares of Preference Stock, $.01 par value per share. No shares of Preferred Stock are presently outstanding. Mattel does not presently have outstanding, and Mattel's Certificate of Incorporation does not authorize, any other classes of capital stock. The issued and outstanding shares of Common Stock are, and any shares of Common Stock issued as Securities and any shares of Common Stock issuable upon the exercise of Warrants for Common Stock or upon conversion or exchange of Debt Securities or Preferred Stock that are convertible into or exchangeable for Common Stock will be, duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

  Holders of shares of Common Stock have no preemptive, redemption or conversion rights. The holders of Common Stock are entitled to receive dividends when and as declared by the Mattel Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Mattel, the holders of Common Stock may share ratably in the net assets of Mattel and liquidating distributions to holders of Preferred Stock or Preference Stock, if any. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by such holder and may cumulate its votes in the election of directors. As of February 15, 1996, there were 279,067,715 shares of Common Stock issued (as adjusted to reflect the five-for-four stock split payable as a stock dividend declared February 6, 1996). Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths as adjusted to reflect a series of stock splits) of a share of Mattel Series E Junior Participating Preference Stock, $.01 par value per share (the "Series E Preference Shares"). See "--Preferred and Preference Stock."

  The registrar and transfer agent for the Common Stock is The First National Bank of Boston.

PREFERRED AND PREFERENCE STOCK

  The Mattel Board of Directors has the power, without further vote of shareholders, to authorize the issuance of up to 3,000,000 shares of Preferred Stock and 20,000,000 shares of Preference Stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock or Preference Stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of Preferred Stock or Preference Stock are now outstanding.

  If and to the extent set forth in the applicable Prospectus Supplement, shares of Preferred Stock may be convertible into shares of Common Stock in accordance with the terms of such Preferred Stock. The specific terms pertaining to any such conversion right will be set forth in the applicable Prospectus Supplement.

  Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths as adjusted) of a Series E Preference Share under certain circumstances. There are 1,500,000 shares of Series E Preference Shares authorized for issuance. There are currently no Series E Preference Shares outstanding.

DESCRIPTION OF PREFERENCE SHARE PURCHASE RIGHTS

  On February 7, 1992, the Mattel Board of Directors declared a dividend of one preference share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on February 17, 1992 (the "Record Date") to the stockholders of record on that date. At the date the dividend was declared and paid, each Right entitled the registered holder to purchase from the Company one one-hundredth of a Series E Preference Share at a price per share of $150 (the "Purchase Price"), subject to adjustment. Subsequent to the Record Date, and pursuant to the terms of the Rights, the number of one one-hundredths of a share of Series E Preference Shares purchasable from the Company upon exercise of a Right was adjusted to 128/37,500ths of a share of Series E Preference Shares, reflecting a series of stock splits in the underlying Common Stock paid in the form of a series of dividends on the Common Stock. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992 (the "Rights Agreement") between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced, with respect to any Common Stock certificate outstanding as of the Record Date, by such Common Stock certificate with a copy of the Summary of Rights pertaining to such Rights (the "Summary of Rights") attached thereto.

  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

  The Purchase Price payable, and the number of Series E Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preference Shares, (ii) upon the grant to holders of the Series E Preference Shares of certain rights or warrants to subscribe for or purchase Series E Preference Shares at a price, or securities convertible into Series E Preference Shares with a conversion price, less than the then-current market price of the Series E Preference Shares or (iii) upon the distribution to holders of the Series E Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series E Preference Shares) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivision, consolidation or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  Series E Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 292.969 (as adjusted) times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series E Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 292.969 (as adjusted) times the payment made per share of Common Stock. Each Series E Preference Share will have 292.969 (as adjusted) votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Series E Preference Share will be entitled to receive 292.969 (as adjusted) times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the Series E Preference Shares' dividend, liquidation and voting rights, the value of the fractional interest (128/37,500ths as adjusted) in a Preference Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

  In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth (128/37,500ths as adjusted) of a Series E Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series E Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series E Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series E Preference Shares on the last trading date prior to the date of exercise.

  At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0034133 per Right (as adjusted) (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Stock for or pursuant to the terms of any such plan or (e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

  For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by the Company's shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Mattel on terms not approved by Mattel's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Mattel Board of Directors since the Rights may be redeemed by Mattel at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Stock.

                      DESCRIPTION OF SECURITIES WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities ("Debt Warrants"), Preferred Stock ("Preferred Stock Warrants") or Common Stock ("Common Stock Warrants"). Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the applicable Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Agreement or any certificates evidencing the Warrants ("Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements and the forms of Warrant Certificates representing the Warrants will be filed by a post-effective amendment to the Registration Statement or incorporated by reference in connection with the offering of any Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

  If Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Warrants, including, in the case of Warrants for the purchase of Debt Securities (the "Underlying Debt Securities"), the following, where applicable: (i) the title and aggregate number of such Debt Warrants;
(ii) the title, rank, aggregate principal amount, denominations, and terms of the Underlying Debt Securities; (iii) the currencies in which such Debt Warrants are being offered; (iv) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the exercise price, or the manner of determining such price, at which and currencies in which such Debt Securities may be purchased; (v) the time or times, or period or periods, in which such Debt Warrants may be exercised and the date (the "Expiration Date") on which such exercise right shall expire;
(vi) United States federal income tax consequences; (vii) the terms of any right of the Company to redeem or accelerate the exercisability of such Debt Warrants; (viii) the offering price of such Debt Warrants; and (ix) any other terms of such Debt Warrants.

  In the case of Warrants for the purchase of Preferred Stock (the "Underlying Preferred Stock"), the Prospectus Supplement will describe the terms of such Warrants, including the following, where applicable: (i) the title and aggregate number of such Preferred Stock Warrants; (ii) the specific designation and stated value per share and any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights of the Underlying Preferred Stock; (iii) the number of shares of Preferred Stock that may be purchased on exercise of each Preferred Stock Warrant; (iv) the exercise price or manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Preferred Stock Warrants exercisable at one time; (v) the terms of any right of the Company to redeem or accelerate the exercisability of such Preferred Stock Warrants; (vi) the time or times, or period or periods, in which the Preferred Stock Warrants may be exercised and the Expiration Date; (vii) United States federal income tax consequences; and
(viii) any other terms of such Preferred Stock Warrants.

  In the case of Common Stock Warrants, the Prospectus Supplement will describe the terms of such Warrants, including the following, where applicable: (i) the title and aggregate number of such Common Stock Warrants;
(ii) the number of shares of Common Stock that may be purchased on exercise of each Common Stock Warrant; (iii) the exercise price or manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Common Stock Warrants exercisable at one time; (iv) the terms of any right of the Company to redeem or accelerate the exercisability of such Common Stock Warrants; (v) the time or times, or period or periods, in which the Common Stock Warrants may be exercised and the Expiration Date; (vi) United States federal income tax consequences; and (vii) any other terms of such Common Stock Warrants.

  Warrants may be exchanged for new Warrants of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. No service charge will be made for any permitted transfer or exchange of Warrant Certificates, but the Company may require payment of any tax or other governmental charge payable in connection therewith. Prior to the exercise of any Debt Warrants, Preferred Stock Warrants or Common Stock Warrants, holders of such Warrants, as such, will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, respectively, purchasable upon such exercise, including (i) in the case of Debt Warrants, the right to receive payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or (ii) in the case of Preferred Stock and Common Stock Warrants, the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

  Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the underlying Debt Securities, Preferred Stock or Common Stock, as the case may be, together with certain information set forth on the reverse side of the Warrant. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and such Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the underlying Debt Securities, Preferred Stock or Common Stock, as the case may be. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants. The holder of a Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the underlying Debt Securities, Preferred Stock or Common Stock, as the case may be.

MODIFICATIONS

  The Warrant Agreements and the terms of the Warrants may be modified or amended by the Company and the Warrant Agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially adversely affect the interests of the holders of the Warrants.

  The Company and the Warrant Agent may also modify or amend the Warrant Agreement and the terms of the Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Warrants affected thereby; provided that no such modification or amendment that accelerates the Expiration Date, increases the exercise price, reduces the number of outstanding Warrants the consent of the holders of which is required for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Warrants, may be made without the consent of each holder affected thereby.

PREFERRED STOCK AND COMMON STOCK WARRANT ADJUSTMENT

  The terms and conditions on which the exercise price of and/or the number of shares of Preferred Stock or Common Stock covered by a Preferred Stock Warrant or Common Stock Warrant, respectively, are subject to adjustment will be set forth in the Preferred Stock Warrant Certificate or Common Stock Warrant Certificate, as the case may be, and the applicable Prospectus Supplement. Such terms will include provisions for adjusting the exercise price of and/or the number of shares of Preferred Stock or Common Stock covered by such Preferred Stock Warrant or Common Stock Warrant, as the case may be; the events requiring such adjustment; the events upon which the Company may, in lieu of making such adjustment, make proper provisions so that the holder of such Preferred Stock Warrant or Common Stock Warrant, as the case may be, upon exercise thereof, would be treated as if such holder had exercised such Preferred Stock Warrant or Common Stock Warrant, as the case may be, prior to the occurrence of such events; and provisions affecting exercise in the event of certain events affecting the Preferred Stock or Common Stock, as the case may be.

                      DESCRIPTION OF UNITS OF SECURITIES

  The Company may issue Units consisting of two or more other constituent Securities, which Units may be issuable as, and for the period of time specified therein may be transferable as, a single Security only, as distinguished from the separate constituent Securities comprising such Units. Any such Units will be offered pursuant to a Prospectus Supplement which will
(i) identify and designate the title of any series of Units; (ii) identify and describe the separate constituent Securities comprising such Units; (iii) set forth the price or prices at which such Units will be issued; (iv) describe, if applicable, the date on and after which the constituent Securities comprising the Units will become separately transferable; (v) provide information with respect to book-entry procedures, if any; (vi) discuss applicable United States federal income tax considerations relating to the Units; and (vii) set forth any other terms of the Units and their constituent Securities.

                             PLAN OF DISTRIBUTION

GENERAL

  Mattel may sell the Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwriters; or (v) through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

  Offers to purchase Securities may be solicited directly by Mattel. Offers to purchase Securities may also be solicited by agents designated by Mattel from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Mattel to such agent will be set forth, in the Prospectus Supplement.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Mattel will sell such Securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  If an underwriter is, or underwriters are, utilized in the sale, Mattel will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. In connection with the sale of Securities, such underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may also sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by the Company to underwriters in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement.

  Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with Mattel, to indemnification by Mattel against certain civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

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DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, Mattel will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase Securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Securities are also being sold to underwriters, Mattel shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The Prospectus Supplement relating to such contracts will set forth the price to be paid for Securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of Securities pursuant to such contracts.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for the Company by Irell & Manella LLP, Los Angeles, California. Ronald M. Loeb, a partner of the law firm of Irell & Manella LLP, is a Director of the Company and is the record owner of 83,795 shares of Common Stock. Certain legal matters will be passed upon for any underwriters or agents by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of the Company, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Form 10-K"), have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                            [LOGO OF MATTEL, INC.]